Exhibit 23.3

March 22, 2007

Venoco, Inc.
370 17th Street
Suite 3900
Denver, Colorado 80202

Ladies and Gentlemen:

        We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our "Appraisal Report as of December 31, 2005 on Certain Properties owned by TexCal Energy (GP) LLC. Executive Summary SEC Case," and "Appraisal Report as of December 31, 2006 on Certain Properties owned by Venoco, Inc. Executive Summary SEC Case" (our Reports) under the sections "Item 1 and Item 2 Business and Properties,"—Oil and Natural Gas Reserves, "Management's Discussion and Analysis of Financial Condition and Results of Operation'—Acquisitions and Divestitures-TexCal Transaction, and "Notes to Consolidated Financial Statements" 13. Supplemental Information on Oil and Natural Gas Exploration, Development, and Production Activities (unaudited) in the Venoco, Inc Annual Report on Form 10-K for the year ended December 31, 2006. Certain of our estimates of reserves and revenues have been combined with those of another consultant. Consequently, we are necessarily unable to verify the accuracy of the numbers shown. We further consent to the incorporation by reference of the 10-K in the Registration Statement on Form S-8, file number 333-139444.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON